Exhibit 99.2

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	GAAP
	Three Months Ended December 31,
	2004	2003
Net sales	$86,129	$80,348
Costs and expenses:
Cost of sales	46,294	48,043
Cost of sales - license fee	—	3,813
Engineering and product development	8,586	8,990
Sales, marketing, and service	20,475	22,494
General and administrative	6,583	5,213
Amortization of other intangible assets	847	1,490
Impairment of goodwill	9,447	5,950
Restructuring costs	3,337	3,320
Legal judgment	(3,137)	—

Total costs and expenses	92,432	99,313

Operating income (loss)	(6,303)	(18,965)
Interest paid on legal settlement	—	(2,050)
Interest and other income, net	418	327

Income (loss) from continuing operations before income taxes	(5,885)	(20,688)
Income tax expense	1,009	908

Income (loss) from continuing operations	(6,894)	(21,596)
Income (loss) from discontinued operations, net of taxes	35	(8,259)

Net income (loss)	$(6,859)	$(29,855)

Loss per share from continuing operations:
Basic and Diluted	$(0.10)	$(0.33)

Income (loss) per share from discontinued operations:
Basic and Diluted	$0.00	$(0.12)

Net income (loss) per share:
Basic and Diluted	$(0.10)	$(0.45)

Shares used to compute net income (loss) per share:
Basic and Diluted	69,517	66,401

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2004	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$78,444	$59,059
Marketable securities	13,631	10,955
Accounts receivable, net	39,996	40,970
Inventories	34,740	46,417
Prepaid expenses and other current assets	6,431	8,388
Current assets of discontinued operations	5,320	4,522

Total current assets	178,562	170,311
Restricted cash	—	16,850
Property and equipment, net	14,981	16,314
Goodwill	52,116	59,211
Other intangible assets, net	7,193	8,840
Other assets	7,995	7,628
Long-term assets of discontinued operations	23,930	22,590

	$284,777	$301,744

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,020	$17,912
Accrued and other liabilities	51,569	54,003
Deferred revenue	12,667	13,818
Current liabilities of discontinued operations	3,055	3,357

Total current liabilities	78,311	89,090
Long-term liabilities of discontinued operations	1,988	1,972

Total liabilities	80,299	91,062

Shareholders’ equity:
Common stock	379,303	375,550
Accumulated deficit	(186,277)	(169,487)
Accumulated other comprehensive income	11,452	4,619

Total shareholders’ equity	204,478	210,682

	$284,777	$301,744